Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS
FOURTH QUARTER AND YEAR END 2005 RESULTS
Reported Diluted Earnings per Share of $0.50, or $0.48 Excluding Non-recurring Items
Same Store Sales Improve
Cash Flow from Operations Exceeds $187 Million for the Year

Plano, Texas, February 6, 2006 — Rent-A-Center, Inc. (the “Company”) (NASDAQ/NNM:RCII), the nation’s largest rent-to-own operator, today announced revenues and net earnings for the quarter and year ended December 31, 2005.
Fourth Quarter 2005 Results
The Company reported total revenues for the quarter ended December 31, 2005 of $583.2 million, a $2.1 million decrease from $585.3 million for the same period in the prior year. This decrease of 0.4% in revenues was primarily driven by a decrease in same store sales of 0.2% plus the closing and merging of 114 stores with existing Rent-A-Center stores and the sale of 35 stores as part of the previously announced 162 store consolidation plan, offset by an increase in incremental revenues generated in new and acquired stores.
Net earnings for the quarter ended December 31, 2005 were $33.6 million, or $0.48 per diluted share, when excluding the expenses for restructuring and the impact of the hurricanes as well as the credit for the state tax reserve adjustment discussed below, representing a decrease of 12.7% from the $0.55 per diluted share, or net earnings of $41.7 million for the same period in the prior year, when excluding the one-time other income item discussed below. The decrease in net earnings per diluted share is primarily attributable to the decrease in same store sales as well as increases in operating expenses related to new store openings, acquisitions and normal operating costs such as utility and fuel costs, offset by a reduction in the number of the Company’s outstanding shares.
Reported net earnings for the quarter ended December 31, 2005 were $35.1 million, or $0.50 per diluted share, when including the $0.02 effect of restructuring expenses, the $0.01 impact of the hurricane expenses and the $0.05 benefit from the credit for the state tax reserve adjustment, representing a decrease of 18.0% from the $0.61 per diluted share, or reported net earnings of $46.9 million for the same period in the prior year, when including the one-time other income item discussed below.
“We are pleased with the results for the fourth quarter, where we saw improvement in our same store sales trend and exceeded the high end of our expectations for diluted earnings per share,” commented Mark E. Speese, the Company’s Chairman and Chief Executive Officer. “In addition, we continue to generate significant cash flow from operations that we intend to utilize to enhance stockholder value by, among other things, adding approximately 5% annually to our rent-to-own store base, opening financial services centers in existing rent-to-own stores and repurchasing our outstanding common shares,” Speese added.

Year End December 31, 2005 Results
Total reported revenues for the twelve months ended December 31, 2005 increased to $2.339 billion, a 1.1% increase from $2.313 billion for the same period in the prior year. Same store revenues for the twelve month period ending December 31, 2005 decreased 2.3%, compared to a decrease of 3.6% for the twelve month period ending December 31, 2004.
Net earnings for the twelve months ended December 31, 2005 were $141.9 million, or $1.91 per diluted share, when excluding the expenses for restructuring and the impact of the hurricanes as well as the credits for the state tax reserve adjustment, federal tax audit reserve, and litigation reversion discussed below, representing a decrease of 16.2% from the $2.28 per diluted share, or net earnings of $182.7 million for the same period in the prior year, when excluding the one-time other income item and litigation and finance charges discussed below.
Reported net earnings for the twelve months ended December 31, 2005 were $135.7 million, or $1.83 per diluted share, when including the $0.14 effect of restructuring expenses and the $0.09 impact of the hurricane expenses as well as $0.05 for the state tax reserve adjustment credit, $0.03 for the federal tax audit reserve credit, and $0.07 for the litigation reversion credit, representing a decrease of 5.7% from the $1.94 per diluted share, or reported net earnings of $155.9 million for the same period in the prior year, when including the one-time other income item and litigation and finance charges discussed below.
“Our 2005 earnings were negatively affected by the weakness in our same store sales, which we believe reflects, among other things, higher fuel and energy costs that ultimately suppressed customer demand, and also believe that product evolution, particularly in low end consumer electronics, placed additional pressure on our business,” stated Mr. Speese. Mr. Speese added,
“I am cautiously optimistic about 2006. Though the potential impact of continued rising fuel and energy costs remains a concern, we also believe we have reached a trough in the impact on our operations from the evolution of low end consumer electronics,” Speese continued. “We will continue to focus on improving our store operations, including using our resources prudently and focusing on driving more customer traffic from our advertising initiatives.”
Through the twelve month period ended December 31, 2005, the Company generated cash flow from operations of approximately $187.9 million, while ending the quarter with $57.6 million of cash on hand. On August 22, 2005, the Company announced that its Board of Directors increased the authorization for stock repurchases under the Company’s common stock repurchase program to $400 million. During the twelve month period ended December 31, 2005, the Company repurchased 5,900,700 shares for $118.4 million in cash under the program and has utilized a total of $356.1 million of the total amount authorized by its Board of Directors since the inception of the plan.
Operations Highlights
During the fourth quarter of 2005, the Company opened 28 new rent-to-own store locations, acquired five stores as well as accounts from four additional locations, consolidated 18 stores into existing locations, sold 37 stores and closed five stores, for a net reduction of 27 stores. During the fourth quarter of 2005, the Company added financial services to 13 existing rent-to-own store locations, consolidated one store with financial services into an existing location and ended the year with a total of 40 stores providing these services.
Through the twelve month period ending December 31, 2005, the Company opened 67 new rent-to-own store locations, acquired 44 stores as well as accounts from 39 additional locations, consolidated 170 stores into existing locations, sold 43 stores and closed 13 stores, for a net reduction of 115 stores. Since January 1, 2006, the Company has opened four new rent-to-own store locations, acquired two stores as well as accounts from three additional locations, consolidated five stores into existing locations and sold one store. The Company has added financial services to three existing rent-to-own store location since January 1, 2006.

2005 Store Consolidation Plan Expenses
During the fourth quarter of 2005, the Company recorded a pre-tax restructuring expense of approximately $2.1 million as part of the store consolidation plan announced on September 6, 2005. The costs with respect to these store closings relate primarily to lease terminations of approximately $2.8 million, fixed asset disposals of approximately $1.5 million and the proceeds from the sale of stores net of inventory costs of $2.3 million. This restructuring expense reduced diluted earnings per share in the fourth quarter of 2005 by $0.02.
For the third and fourth quarter of 2005 combined, the Company recorded pre-tax restructuring expenses of approximately $15.2 million as part of the store consolidation plan. The costs with respect to these store closings relate primarily to lease terminations of approximately $9.3 million, goodwill impairment of approximately $4.5 million, fixed asset disposals of approximately $3.3 million and the proceeds from the sale of stores net of inventory costs of $2.3 million. This restructuring expense reduced diluted earnings per share for the twelve month period ended December 31, 2005 by $0.14.
2005 Hurricane Related Expenses
During the fourth quarter of 2005, the Company recorded a pre-tax expense of approximately $1.1 million related to the damage caused by Hurricanes Katrina, Rita and Wilma. These costs relate primarily to inventory losses. This expense reduced diluted earnings per share in the fourth quarter of 2005 by $0.01.
For the third and fourth quarter of 2005 combined, the Company recorded pre-tax expenses of approximately $8.9 million related to the damage caused by Hurricanes Katrina, Rita and Wilma. These costs relate primarily to inventory losses of approximately $4.5 million and goodwill impairment of approximately $3.7 million. These expenses reduced diluted earnings per share for the twelve month period ended December 31, 2005 by $0.09.
2005 Tax Reserve Adjustment and Litigation Reversion Credits
During the fourth quarter of 2005, the Company recorded a $3.7 million state tax reserve credit for a reserve adjustment due to a change in estimate related to potential loss exposures. Also in 2005, the Company recorded a $2.0 million tax audit reserve credit in the second quarter associated with the examination and favorable resolution of the Company’s 1998 and 1999 federal tax returns. In addition, the Company recorded an $8.0 million pre-tax credit in the first quarter associated with the settlement of the Griego/Carrillo litigation. The state tax reserve credit in the fourth quarter, the federal tax audit reserve credit in the second quarter and the litigation reversion credit in the first quarter increased diluted earnings per share for the twelve month period ended December 31, 2005 by $0.05, $0.03, and $0.07, respectively.
2004 Non-Recurring Items
During the fourth quarter of 2004, the Company recorded $7.9 million in one-time other income associated with the sale of charged-off accounts. This other income increased diluted earnings per share in the fourth quarter of 2004 by $0.06, from $0.55 per diluted earnings per share to the reported diluted earnings per share of $0.61. Additionally, this other income increased diluted earnings per share for the twelve month period ended December 31, 2004 by $0.06.
In addition, during 2004, the Company recorded $47.0 million in pre-tax charges in the third quarter associated with the settlement of the Griego/Carrillo litigation and $4.2 million in pre-tax charges associated with the refinancing of its senior credit facility. These charges reduced diluted earnings per share for the twelve month period ended December 31, 2004 by $0.40. These charges, combined with the $7.9 million in one-time other income in the fourth quarter, reduced diluted earnings per share for the twelve month period ended December 31, 2004 by $0.34 to the reported diluted earnings per share of $1.94.
- — -

Rent-A-Center will host a conference call to discuss the fourth quarter and year end financial results on Tuesday morning, February 7, 2006, at 10:45 a.m. EST. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.
Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates 2,760 company-owned stores nationwide and in Canada and Puerto Rico. The stores generally offer high-quality, durable goods such as major consumer electronics, appliances, computers and furniture and accessories under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of 294 rent-to-own stores, 285 of which operate under the trade name of “ColorTyme,” and the remaining nine of which operate under the “Rent-A-Center” name.
The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any repurchases of common stock the Company may make, expenses to be incurred in connection with the store consolidation plan, or the potential impact of acquisitions that may be completed after February 6, 2006.
FIRST QUARTER 2006 GUIDANCE:
Revenues
•	The Company expects total revenues to be in the range of $591 million to $599 million.
•	Store rental and fee revenues are expected to be between $509 million and $515 million.
•	Total store revenues are expected to be in the range of $579 million to $587 million.
•	Same store sales are expected to be flat to slightly positive.
•	The Company expects to open 5-15 new rent-to-own store locations.
•	The Company expects to add financial services to 10-15 rent-to-own store locations.
Expenses
•	The Company expects cost of rental and fees to be between 21.6% and 22.0% of store rental and fee revenue and cost of goods merchandise sales to be between 65% and 70% of store merchandise sales.
•	Store salaries and other expenses are expected to be in the range of 57.3% to 58.8% of total store revenue.
•	General and administrative expenses are expected to be between 3.5% and 3.7% of total revenue.
•	Net interest expense is expected to be approximately $12.0 million, depreciation of property assets to be approximately $13.0 million and amortization of intangibles is expected to be approximately $1.0 million.
•	The effective tax rate is expected to be approximately 37.0% of pre-tax income.
•	Diluted earnings per share are estimated to be in the range of $0.48 to $0.52, including stock option expense.
•	Diluted shares outstanding are estimated to be between 69.7 million and 70.7 million.

FISCAL 2006 GUIDANCE:
Revenues
•	The Company expects total revenues to be in the range of $2.33 billion and $2.36 billion.
•	Store rental and fee revenues are expected to be between $2.080 billion and $2.105 billion.
•	Total store revenues are expected to be in the range of $2.294 billion and $2.324 billion.
•	Same store sales are expected to be flat to slightly positive.
•	The Company expects to open 60-80 new store locations.
•	The Company expects to add financial services to 100-160 rent-to-own store locations.
Expenses
•	The Company expects cost of rental and fees to be between 21.5% and 21.9% of store rental and fee revenue and cost of goods merchandise sales to be between 70% and 75% of store merchandise sales.
•	Store salaries and other expenses are expected to be in the range of 58.0% to 59.5% of total store revenue.
•	General and administrative expenses are expected to be between 3.6% and 3.8% of total revenue.
•	Net interest expense is expected to be between $42.0 million and $47.0 million, depreciation of property assets is expected to be between $52.0 million and $57.0 million and amortization of intangibles is expected to be approximately $3.5 million.
•	The effective tax rate is expected to be approximately 37.0% of pre-tax income.
•	Diluted earnings per share are estimated to be in the range of $2.00 to $2.10, including stock option expense.
•	Diluted shares outstanding are estimated to be between 70.0 million and 71.5 million.
This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” or “believe,” or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding additional costs and expenses that could be incurred in connection with the store consolidation plan, uncertainties regarding the ability to open new rent-to-own stores; the Company’s ability to acquire additional rent-to-own stores on favorable terms; the Company’s ability to enhance the performance of these acquired stores; the Company’s ability to control store level costs; the Company’s ability to identify and successfully market products and services that appeal to our customer demographic; the Company’s ability to identify and successfully enter new lines of business offering products and services that appeal to our customer demographic; the results of the Company’s litigation; the passage of legislation adversely affecting the rent-to-own or financial services industry; interest rates; the Company’s ability to collect on its rental purchase agreements; the Company’s ability to enter into new rental purchase agreements; economic pressures affecting the disposable income available to our targeted consumers, such as high fuel and utility costs; changes in the Company’s effective tax rate; changes in the Company’s stock price and the number of shares of common stock that the Company may or may not repurchase; and the other risks detailed from time to time in the Company’s SEC filings, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2004 and its quarterly reports on Form 10-Q for the three month period ended March 31, 2005, the Form 10-Q for the six month period ended June 30, 2005 and the Form 10-Q for the nine month period ended September 30, 2005. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.
Contact for Rent-A-Center, Inc.:
David E. Carpenter
Vice President of Investor Relations
(972) 801-1214
dcarpenter@racenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS HIGHLIGHTS
(In Thousands of Dollars, except per share data)

	Three Months Ended December 31,
	2005	2005		2004	2004
	Excluding	Including		Excluding Sale of	Including Sale of
	Restructuring and	Restructuring and		Charged-Off	Charged-Off
	Hurricane Expenses	Hurricane Expenses		Accounts	Accounts
	and State Tax	and State Tax
	Reserve Credit	Reserve Credit

Total Revenue	$583,213	$583,213		$585,283	$585,283
Operating Profit	63,073	59,811		75,725	75,725
Net Earnings	33,596	35,050	(1)	41,714	46,879	(2)
Diluted Earnings per Common Share	$0.48	$0.50	(1)	$0.55	$0.61	(2)
Adjusted EBITDA	$77,764	$77,764		$91,078	$91,078

Reconciliation to Adjusted EBITDA:

Earnings before income taxes	51,742	48,480		66,545	74,469
Add back:
Restructuring expense	—	2,138		—	—
Hurricane expense impact	—	1,124		—	—
Other income — sale of charged-off accounts	—	—		—	(7,924)
Interest expense, net	11,331	11,331		9,180	9,180
Depreciation of property assets	13,364	13,364		12,975	12,975
Amortization of intangibles	1,327	1,327		2,378	2,378

Adjusted EBITDA	$77,764	$77,764		$91,078	$91,078

	Twelve Months Ended December 31,
	2005	2005		2004	2004
	Excluding	Including		Excluding Sale of	Including Sale of
	Restructuring and	Restructuring and		Charged-Off	Charged-Off
	Hurricane Expenses	Hurricane Expenses		Accounts,	Accounts,
	& Tax Audit	& Tax Audit		Litigation &	Litigation &
	Reserve, State Tax	Reserve, State Tax		Finance Charges	Finance Charges
	Reserve and	Reserve and
	Litigation Credits	Litigation Credits

Total Revenue	$2,339,107	$2,339,107		$2,313,255	$2,313,255
Operating Profit	265,803	249,771		329,951	282,951
Net Earnings	141,886	135,738	(3,4)	182,669	155,855	(5)
Diluted Earnings per Common Share	$1.91	$1.83	(3,4)	$2.28	$1.94	(5)
Adjusted EBITDA	$327,223	$327,223		$389,297	$389,297

Reconciliation to Adjusted EBITDA:

Earnings before income taxes	225,100	209,068		294,628	251,379
Add back:
Restructuring expense	—	15,166		—	—
Hurricane expense impact	—	5,199		—	—
Litigation (reversion) settlement	—	(8,000)		—	47,000
Finance charge from recapitalization	—	—		—	4,173
Other income — sale of charged-off accounts	—	—		—	(7,924)
Interest expense, net	40,703	40,703		35,323	35,323
Depreciation of property assets	53,382	53,382		48,566	48,566
Amortization of intangibles	8,038	11,705	(6)	10,780	10,780

Adjusted EBITDA	$327,223	$327,223		$389,297	$389,297

(1)	Including the effects of a $2.1 million pre-tax restructuring expense as part of the store consolidation plan announced September 6, 2005, $1.1 million in pre-tax expenses related to the damage caused by Hurricanes Katrina, Rita, and Wilma, and a $3.7 million state tax reserve credit for a reserve adjustment. The expenses reduced diluted earnings per share in the fourth quarter of 2005 by $0.02 for the restructuring expense, and by $0.01 for the hurricane expenses, while the state tax reserve credit increased diluted earnings per share by $0.05.

(2)	Including the effects of $7.9 million in one-time other income associated with the sale of charged-off accounts. This other income increased diluted earnings per share in the fourth quarter of 2004 and for the twelve month period ended December 31, 2004 by $0.06.

(3)	Including the effects of a $15.2 million pre-tax restructuring expense as part of the store consolidation plan announced September 6, 2005, $8.9 million in pre-tax expenses related to the damage caused by Hurricanes Katrina, Rita, and Wilma, and a $3.7 million state tax reserve credit for a reserve adjustment. The expenses reduced diluted earnings per share for the twelve month period ending December 31, 2005 by $0.14 for the restructuring expense, and by $0.09 for the hurricane expenses, while the state tax reserve credit increased diluted earnings per share by $0.05.

(4)	Including the effects of an $8.0 million pre-tax credit in the first quarter associated with the settlement of the Griego/Carrillo litigation reversion, and a $2.0 million tax audit reserve credit associated with the examination and favorable resolution of the Company’s 1998 and 1999 federal tax returns in the second quarter of 2005. These credits increased diluted earnings per share for the twelve month period ended December 31, 2005 by $0.10.

(5)	Including the effects of $47.0 million in pre-tax charges associated with the Griego/Carrillo litigation and $4.2 million in pre-tax charges associated with refinancing of the Company’s senior credit facility, both in the third quarter. These charges reduced diluted earnings per share for the twelve month period ended December 31, 2004 by $0.40, These charges, combined with the $7.9 million in one-time other income in the fourth quarter, reduced diluted earnings per share for the twelve month period ended December 31, 2004 by $0.34 to the reported diluted earnings per share of $1.94.

(6)	Includes $3.667 million of goodwill impairment related to Hurricanes Katrina, Rita and Wilma in the third quarter.
Selected Balance Sheet Data: (in Thousands of Dollars)

	December 31, 2005	December 31, 2004
Cash and cash equivalents	$57,627	$58,825
Prepaid expenses and other assets	38,523	65,050
Rental merchandise, net
On rent	588,978	596,447
Held for rent	161,702	162,664
Total Assets	1,948,664	1,967,788

Senior debt	424,050	408,250
Subordinated notes payable	300,000	300,000
Total Liabilities	1,125,232	1,173,517
Stockholders’ Equity	823,431	794,271

Rent-A-Center, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS
(In Thousands of Dollars, except per share data)

	Three Months Ended December 31,
	2005	2004
	Unaudited
Store Revenue
Rentals and Fees	$523,063	$530,407
Merchandise Sales	37,812	36,307
Installment Sales	6,565	6,336
Other	2,890	602

	570,330	573,652

Franchise Revenue
Franchise Merchandise Sales	11,762	10,299
Royalty Income and Fees	1,121	1,332

Total Revenue	583,213	585,283

Operating Expenses
Direct Store Expenses
Cost of Rentals and Fees	113,873	116,167
Cost of Merchandise Sold	29,018	28,017
Cost of Installment Sales	2,720	2,710
Salaries and Other Expenses	341,391	331,374
Franchise Operation Expenses
Cost of Franchise Merchandise Sales	11,326	9,781

	498,328	488,049

General and Administrative Expenses	21,609	19,131
Amortization of Intangibles	1,327	2,378
Restructuring charge	2,138	—
Class Action Litigation (Reversion) Settlement	—	—

Total Operating Expenses	523,402	509,558

Operating Profit	59,811	75,725

Other Income — Sale of Charged-Off Accounts	—	(7,924)
Interest Income	(1,408)	(1,255)
Interest Expense	12,739	10,435

Earnings before Income Taxes	48,480	74,469

Income Tax Expense	13,430	27,590

NET EARNINGS	35,050	46,879

Preferred Dividends	—	—

Net earnings allocable to common stockholders	$35,050	$46,879

BASIC WEIGHTED AVERAGE SHARES	69,942	74,863

BASIC EARNINGS PER COMMON SHARE	$0.50	$0.63

DILUTED WEIGHTED AVERAGE SHARES	70,647	76,427

DILUTED EARNINGS PER COMMON SHARE	$0.50	$0.61

Rent-A-Center, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS
(In Thousands of Dollars, except per share data)

	Twelve Months Ended December 31,
	2005	2004
	Unaudited

Store Revenue
Rentals and Fees	$2,084,757	$2,071,866
Merchandise Sales	177,292	166,594
Installment Sales	26,139	24,304
Other	7,903	3,568

	2,296,091	2,266,332

Franchise Revenue
Franchise Merchandise Sales	37,794	41,398
Royalty Income and Fees	5,222	5,525

Total Revenue	2,339,107	2,313,255

Operating Expenses
Direct Store Expenses
Cost of Rentals and Fees	452,583	450,035
Cost of Merchandise Sold	129,624	119,098
Cost of Installment Sales	10,889	10,512
Salaries and Other Expenses	1,358,760	1,277,926
Franchise Operation Expenses
Cost of Franchise Merchandise Sales	36,319	39,472

	1,988,175	1,897,043

General and Administrative Expenses	82,290	75,481
Amortization of Intangibles	11,705	10,780
Restructuring charge	15,166	—
Class Action Litigation (Reversion) Settlement	(8,000)	47,000

Total Operating Expenses	2,089,336	2,030,304

Operating Profit	249,771	282,951

Finance Charge from Recapitalization	—	4,173
Other Income — Sale of Charged-Off Accounts	—	(7,924)
Interest Income	(5,492)	(5,637)
Interest Expense	46,195	40,960

Earnings before Income Taxes	209,068	251,379

Income Tax Expense	73,330	95,524

NET EARNINGS	135,738	155,855

Preferred Dividends	—	—

Net earnings allocable to common stockholders	$135,738	$155,855

BASIC WEIGHTED AVERAGE SHARES	73,018	78,150

BASIC EARNINGS PER COMMON SHARE	$1.86	$1.99

DILUTED WEIGHTED AVERAGE SHARES	74,108	80,247

DILUTED EARNINGS PER COMMON SHARE	$1.83	$1.94